For Immediate Release

Ferro Now Current on SEC Filings With Completion of

2006 Third Quarter Report

CLEVELAND, Ohio – December 19, 2006 – Ferro Corporation (NYSE: FOE) announced today that it has filed its Quarterly Report on Form 10-Q with the U.S. Securities and Exchange Commission (SEC) for the three-month period ended September 30, 2006. With this filing the Company is now current in its financial reports to the SEC.

Sales for the third quarter ended September 30, 2006, were $500.6 million, an increase of 7.4% from the third quarter of 2005. Net income from continuing operations was $5.4 million, or $0.12 per diluted share, compared with $7.2 million, or $0.16 per share, in the third quarter of 2005.

“The third quarter results show good sales growth along with solid growth in total segment income,” said President and CEO James Kirsch. “Total company results were not up to our original expectations, however, we expect to deliver a solid fourth quarter that will provide further evidence of the transformation we are accomplishing within Ferro.”

Included in the third quarter net income from continuing operations were net pre-tax charges of $1.3 million, primarily related to accelerated depreciation resulting from the Company’s restructuring program in Europe. Also included in the net charges is a $0.8 million gain from the sale of property. In total, these items reduced third quarter net income from continuing operations by $0.02 per share. In the third quarter of 2005, restructuring charges reduced net income by $0.06 per share. In addition, the Company recognized a $0.2 million non-cash, pre-tax loss in the third quarter resulting from mark-to-market supply contracts for natural gas. The Company recognized a $5.3 million pre-tax gain from natural gas supply contracts in the 2005 third quarter.

Third Quarter Results

Sales for the third quarter showed growth in the Performance Coatings, Electronic Materials, Polymer Additives, and Color and Glass Performance Materials segments, continuing the growth trends seen through the first and second quarters of 2006. Sales were down in the Specialty Plastics and Other segments compared with the third quarter of 2005.

Most of the revenue increase for the quarter was due to increases in average selling prices, including changes in product mix and price increases. Sales benefited less than 2 percent from favorable changes in currency exchange rates.

Gross margins for the third quarter were 19.7% of sales. Included in the cost of sales during the third quarter were charges of $1.6 million for accelerated depreciation related to previously announced restructuring programs in Europe. Higher precious metal prices, which are generally passed through to customers without mark-up, also had a negative impact on gross margin percentage for the quarter.

Selling, general and administrative (SG&A) expenses for the third quarter were $74.1 million, or 14.8% of sales. SG&A expense was down by $1.2 million compared with the prior-year period and was lower as a percent of sales than the 16.1% recorded in the third quarter of 2005.

Total segment income for the third quarter was $33.9 million, an increase of 9.7% from the third quarter of 2005.

As of the end of September, total debt, including off-balance-sheet arrangements, was $684.3 million, an increase of $129.6 million from the end of 2005. This increase primarily was the result of increased deposit requirements for precious metal consignment arrangements and for working capital to support increased sales. Deposits for precious metal consignments were $93 million at the end of the third quarter. The Company expects to reduce the amount of material under consignment requiring cash deposits by year-end and anticipates that a majority of the deposits will be returned by the end of the first quarter of 2007.

Interest expense for the quarter increased by $4.7 million from the third quarter of 2005, reflecting increases in the Company’s debt and higher interest rates. Miscellaneous income/expense was lower by $4.6 million in the 2006 third quarter, compared to 2005. The change was driven by a reduction of $5.5 million in mark-to-market charges for natural gas supply contracts compared to the prior-year period.

Fourth Quarter Guidance

Sales for the fourth quarter are expected to be approximately $500 million to $510 million, reflecting continued growth across multiple business segments. Sales growth in the fourth quarter, compared to the fourth quarter of 2005, is expected to be led by the Company’s Electronic Materials, Performance Coatings and Color and Glass Performance Materials segments.

As previously indicated, the Company expects to recognize charges related to its restructuring programs during the fourth quarter. The current estimate of the pre-tax charges is $23 million. These charges will reduce after-tax earnings by approximately $0.35 per share. Including these charges, the net loss for the fourth quarter is expected to be in the range of $0.18 to $0.22 per share.

Conference Call

The Company will host a conference call to discuss its financial results and general business outlook on Thursday, December 21 at 10:00 a.m. Eastern time. If you wish to participate in the call, dial (800) 779-0712 if calling from the United States or Canada, or dial (210) 839-8501 if calling from outside North America. When prompted, refer to the pass code, FOE, and the conference leader, David Longfellow. Please call approximately 10 minutes before the conference call is scheduled to begin.

A replay of the call will be available from noon Eastern time on December 21 through 10 p.m. Eastern time on December 28. To access the replay, dial (800) 570-8795 if calling from the United States or Canada, or dial (402) 220-2264 if calling from outside North America.

The conference call also will be broadcast live over the Internet and will be available for replay through the end of the third quarter. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 6,800 employees globally and reported 2005 sales of $1.9 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this Ferro press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	The Company depends on reliable sources of raw materials and other supplies at a reasonable cost, but availability of such materials and supplies could be interrupted and/or the prices charged for them could escalate.

•	The markets in which the Company participates are highly competitive and subject to intense price competition.

•	The Company is striving to improve operating margins through price increases, productivity gains and improved purchasing techniques, but it may not be successful in achieving the desired improvements.

•	The Company is engaged in restructuring programs to improve manufacturing efficiency and reduce costs. If the Company is not successful in the execution of its restructuring programs it will not realize the expected cost savings.

•	The Company’s products are sold into industries that are heavily influenced by consumer spending or otherwise have proven to be unpredictable and cyclical.

•	The global scope of the Company’s operations exposes the Company to risks related to currency conversion and changing economic, social and political conditions around the world.

•	The Company has a growing presence in the Asia/Pacific region where it can be difficult for an American company to compete lawfully with local competitors.

•	Regulatory authorities in the U.S., European Union and elsewhere are taking a much more aggressive approach to regulating hazardous materials and those regulations could affect sales of the Company’s products.

•	The Company’s operations are subject to stringent environmental, health and safety regulations and compliance with those regulations could require the Company to make significant investments.

•	The Company depends on external financial resources and any interruption in access to capital markets or borrowings could adversely affect the Company’s financial condition.

•	Interest rates on some of the Company’s external borrowings are variable and the Company’s borrowing cost could be affected adversely by interest rate increases.

•	Many of the Company’s assets are encumbered by liens that have been granted to lenders and those liens affect the Company’s flexibility in making timely dispositions of property and businesses.

•	The Company is subject to a number of restrictive covenants in its credit facilities and those covenants could affect the Company’s flexibility in making investments and acquisitions.

•	The Company has deferred tax assets and its ability to utilize those assets will depend on the Company’s future performance.

•	The Company is a defendant in several lawsuits that could have, unless successfully resolved, an adverse effect on the Company’s financial condition and/or financial performance.

•	The Company’s businesses depend of a continuous stream of new products and failure to introduce new products could affect the Company’s sales and profitability.

•	Employee benefit costs, especially post-retirement costs, constitute a significant element of the Company’s annual expenses, and the funding of these costs could adversely affect the Company’s financial condition.

•	The Company is exposed to risks associated with acts of God, terrorists and others, as well as fires, explosions, wars, riots, accidents, embargos, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond the Company’s reasonable control.

Additional information regarding these risk factors can be found in the Company’s Annual Report on Form 10-K for the period ended December 31, 2005.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share amounts)	2006	2005	2006	2005

Net Sales	$500,573	$466,116	$1,544,218	$1,424,416

Cost of Sales	401,923	371,705	1,226,771	1,132,581

Selling, General and Administrative Expenses	74,116	75,267	231,955	237,622

Other Charges (Income):
Interest Expense	16,818	12,156	48,155	34,862
Foreign Currency Expense, Net	166	53	706	1,039
Miscellaneous Expense (Income), Net	(543)	(5,176)	329	(5,219)

Income Before Taxes	8,093	12,111	36,302	23,531
Income Tax Expense	2,663	4,929	11,943	7,689

Income from Continuing Operations	5,430	7,182	24,359	15,842

Gain (Loss) On Disposal of Discontinued Operations, net	62	(332)	(405)	(551)

Net Income	5,492	6,850	23,954	15,291

Dividends on Preferred Stock	310	367	955	1,129

Net Income Available to Common Shareholders	$5,182	$6,483	$22,999	$14,162

Per Common Share Data:
Basic Earnings
From Continuing Operations	$0.12	$0.16	$0.55	$0.34
From Discontinued Operations	$0.00	($0.01)	($0.01)	($0.01)

	$0.12	$0.15	$0.54	$0.33

Diluted
From Continuing Operations	$0.12	$0.16	$0.55	$0.34
From Discontinued Operations	$0.00	($0.01)	($0.01)	($0.01)

	$0.12	$0.15	$0.54	$0.33

Dividends	$0.145	$0.145	$0.435	$0.435

Shares Outstanding:
Basic	42,397,145	42,324,579	42,394,144	42,300,395
Diluted	42,422,781	42,376,021	42,411,299	42,344,674
End of Period	42,404,602	42,323,840	42,404,602	42,323,840

Ferro Corporation and Consolidated Subsidiaries
Segment Sales and Segment Income
(Unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30,		September 30,
	2006	2005	2006	2005

Segment Sales
Performance Coatings	$134,947	$118,209	$397,015	$366,969
Electronic Materials	104,960	92,945	335,493	263,759
Color and Glass Perf. Materials	94,916	88,610	292,515	277,223
Polymer Additives	79,815	74,279	245,057	229,158
Specialty Plastics	65,762	68,415	209,525	211,733
Other	20,173	23,658	64,613	75,574

Total	$500,573	$466,116	$1,544,218	$1,424,416

Segment Income
Performance Coatings	$11,324	$6,303	$31,586	$23,433
Electronic Materials	7,338	5,096	25,870	9,286
Color and Glass Perf. Materials	8,264	9,370	33,049	32,240
Polymer Additives	4,056	5,395	11,958	15,797
Specialty Plastics	2,143	3,812	12,271	10,676
Other	754	899	4,001	2,944

Total Segment Income	$33,879	$30,875	$118,735	$94,376

Unallocated expenses — Consolidated Results
Unallocated expenses	$9,511	$11,784	$33,949	$41,202
Interest expense	16,818	12,156	48,155	34,862
Other expense (income), Net	(543)	(5,176)	329	(5,219)

Income before taxes from continuing operations	$8,093	$12,111	$36,302	$23,531

Geographic Sales
United States	$231,531	$231,541	$738,060	$697,656
International	269,042	234,575	806,158	726,760

Total	$500,573	$466,116	$1,544,218	$1,424,416

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Balance Sheets

	September 30, 2006	December 31, 2005
(Dollars in thousands)	(Unaudited)

Assets

Current Assets:
Cash and Cash Equivalents	$10,616	$17,413
Accounts and Trade Notes Receivable, net	214,560	182,390
Inventories	254,189	215,257
Other Current Assets	189,624	195,659

Total Current Assets	668,989	610,719

Property, Plant & Equipment, net	524,533	531,139
Intangibles, net	411,115	410,666
Miscellaneous Other Assets	147,479	116,020

Total Assets	$1,752,116	$1,668,544

Liabilities and Shareholders’ Equity

Current Liabilities:
Notes and Loans Payable	$7,087	$7,555
Accounts Payable	232,001	236,282
Other Current Liabilities	129,269	123,047

Total Current Liabilities	368,357	366,884

Long-Term Debt, less current portion	612,738	546,168
Other Non-Current Liabilities	246,781	266,933

Total Liabilities	1,227,876	1,179,985

Series A Convertible Preferred Stock	17,424	20,468

Shareholders’ Equity	506,816	468,091

Total Liabilities and Shareholders’ Equity	$1,752,116	$1,668,544